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                                   EXHIBIT 21

                             CARMIKE CINEMAS, INC.

                              LIST OF SUBSIDIARIES


SUBSIDIARY                        % OWNED        STATE OF INCORPORATION
----------                        -------        ----------------------
Wooden Nickel Pub, Inc.              100%            Delaware

Westwynn Theatres, Inc.              100%            Delaware

Carmike Southeast, Inc.              100%            Delaware